SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

               Certification and Notice of Termination of Registration
                Under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports Under
                       Sections 13 and 15(d) of the Securities
                                Exchange Act of 1934.

                       Commission File Number      1-4748

                         Griffin Gaming & Entertainment, Inc.
                (Exact name of registrant as specified in its charter)

                                    1133 Boardwalk
                           Atlantic City, New Jersey 08401
                                    (609) 344-6000
                 (Address, including zip code, and telephone number,
                    including area code, of registrant's principal
                                  executive offices)

                            Common Stock ($.01 par value)
                   Class B Redeemable Common Stock ($.01 par value)
               (Title of each class of securities covered by this Form)

                    First Mortgage Non-Recourse Pass-Through Notes
              (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

                     Please place an x in the box(es) to designate the
              appropriate rule provision(s) relied upon to terminate or
                          suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(ii)     [ ]
             Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)      [ ]
             Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)     [ ]
             Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6               [ ]
             Rule 12h-3(b)(1)(i)   [X]

                  Approximate number of holders of record as of the
                            certification or notice date:

                                   Common Stock - 1
                         Class B Redeemable Common Stock - 0




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                  Pursuant to the requirements of the Securities
          Exchange Act of 1934, Griffin Gaming & Entertainment, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          Date: December 16, 1996  By: /s/ Matthew B. Kearney
                                        Matthew B. Kearney
                                        Executive Vice President - Finance








































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